KPMG LLP 345 Park Avenue New York, NY 10154-0102 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-239655 and 333-251049) on Forms S-8 and registration statement (No. 333-263126) on Form S-3 of our report dated February 21, 2025, with respect to the consolidated financial statements of Dun & Bradstreet Holdings, Inc. and the effectiveness of internal control over financial reporting. New York, New York February 21, 2025